Ex-99.2

PLIANT CORPORATION

Adjusted EBITDA Reconciliation

($ Millions)

	3 months ended 6/30/03	3 months ended 3/31/03	3 months ended 6/30/02
Net Income (loss)	(18.9)	(7.3)	(2.7)
Adjustments:
Income tax expense (benefit)	2.8	2.0	(.1)
Interest expense	27.4	19.9	19.1
Depreciation and amortization	13.3	11.2	11.6
Restructuring and other costs	2.5	6.1	2.9
Other non-cash charges and net adjustments for certain unusual items	1.1	0.2	(.1)

Adjusted EBITDA	28.2	32.1	30.7